Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 3, 2023
Registration Statement Nos. 333-260903 and 333-260903-04

*PRICING DETAILS* $1.25bn BMW Vehicle Lease Trust (BMWLT) 2023-2 Prime Auto Lease ABS

Issuer: BMW Vehicle Lease Trust (BMWLT)

Joint-Lead Managers: Societe Generale (str), JPM, SMBC

Co-Managers: HSBC, RBC

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL^	S/F**	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$PX
A-1	187.500	0.26	A-1+/F1+	1-5	03/2024	10/2024	I-Curv	19	5.687	5.687	100.00000
A-2	468.750	0.87	AAA/AAA	5-15	01/2025	08/2025	I-Curv	53	6.030	5.95	99.99441
A-3	468.750	1.71	AAA/AAA	15-26	12/2025	09/2026	I-Curv	83	6.066	5.99	99.99797
A-4	125.000	2.35	AAA/AAA	26-29	03/2026	02/2027	I-Curv	99	6.061	5.98	99.98636
^ WAL to 100% PPC to Maturity
** Expected Ratings

-Transaction Details-
* Offered Size : $1.25bn
* BBG Ticker : BMWLT 2023-2
* Format : SEC Registered
* Speed : 100% PPC to Maturity
* Ratings : S&P, Fitch
* ERISA Eligible : Yes
* Risk Retention : US-Yes; EU-No
* Exp. Settle : October 11, 2023
* First Pay Date : November 27, 2023
* Min Denoms : $1k x $1k
* B&D : Societe Generale

-Available Materials-
* Preliminary Prospectus, Ratings FWP, and CDI : Attached
* Intex Deal Name : xbmwlt232 ; Password : 293A
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.